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                                                                      EXHIBIT 11

                  COMPUTATION OF NET INCOME PER ORDINARY SHARE

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
                                                                           Year ended December 31,
                                                                     2000             1999             1998
                                                                   ------           ------           ------
                                                                    (in thousands except per share amounts)
Number of ordinary shares
Ordinary shares outstanding, beginning of year .........            6,675            6,675            6,675
Ordinary shares repurchased ............................                -                -                -
Ordinary shares tendered ...............................                -                -                -
Ordinary shares cancelled ..............................                -                -                -

Weighted average shares outstanding during the year.....            6,675            6,675            6,675

Net income..............................................           $2,963           $4,435           $1,622

Earnings per share......................................           $ 0.44           $ 0.66           $ 0.24
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